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                                                                    EXHIBIT 99.5

                               CISCO SYSTEMS, INC.

                        STOCK OPTION ASSUMPTION AGREEMENT
                                 NETIVERSE, INC.
                      1999 STOCK OPTION/STOCK ISSUANCE PLAN


OPTIONEE: <<First_Name>> <<Last_Name>>,

          STOCK OPTION ASSUMPTION AGREEMENT effective as of the 4th day of August, 2000 (the "Effective Time") by Cisco Systems, Inc., a California corporation ("Cisco").

          WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of Netiverse, Inc., a Delaware corporation ("Netiverse"), which were granted to Optionee under the Netiverse 1999 Stock Option/Stock Issuance Plan (the "Plan").

          WHEREAS, each outstanding Netiverse option is evidenced by a Stock Option Agreement (the "Option Agreement"), with any shares purchased under such option to be subject to the terms and conditions of such agreement.

          WHEREAS, Netiverse has been acquired by Cisco through the merger of Netiverse with and into Cisco (the "Merger") pursuant to the Agreement and Plan of Reorganization, by and between Cisco and Netiverse (the "Merger Agreement").

          WHEREAS, the provisions of the Merger Agreement require Cisco to assume all obligations of Netiverse under all outstanding options under the Plan at the consummation of the Merger and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

          WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Merger is 0.2511 of a share of Cisco common stock ("Cisco Stock") for each outstanding share of Netiverse common stock ("Netiverse Stock").

          WHEREAS, the purpose of this Agreement is to evidence the assumption by Cisco of the outstanding options held by Optionee at the time of the consummation of the Merger (the "Effective Time") and to reflect certain adjustments to Optionee's outstanding options which have become necessary in connection with their assumption by Cisco.

          NOW, THEREFORE, it is hereby agreed as follows:

          1. The number of shares of Netiverse Stock subject to the options held by Optionee immediately prior to the Effective Time (the "Netiverse Options") and the exercise price payable per share are set forth below. Cisco hereby assumes, as of the Effective Time, all the duties and obligations of Netiverse under each of the Netiverse Options. In connection with such assumption, the number of shares of Cisco Stock purchasable under each Netiverse Option

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hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of Cisco Stock subject to each Netiverse Option hereby assumed shall be as specified for that option below, and the adjusted exercise price payable per share of Cisco Stock under the assumed Netiverse Option shall also be as indicated for that option below.

           NETIVERSE STOCK OPTIONS                         CISCO ASSUMED OPTIONS
           -----------------------                         ---------------------
     # of Shares of           Exercise Price       # of Shares of      Adjusted Exercise
 Netiverse Common Stock          per Share       Cisco Common Stock     Price per Share

    Netiverse Shares         $Netiverse Price     <<Cisco_Shares>>       $<<Cisco_Price>>

          2. The intent of the foregoing adjustments to each assumed Netiverse Option is to assure that the spread between the aggregate fair market value of the shares of Cisco Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, be not less than the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the Netiverse Stock subject to the Netiverse Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also intended to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the Netiverse Option immediately prior to the Merger.

          3. The following provisions shall govern each Netiverse Option hereby assumed by Cisco:

               (a) Unless the context otherwise requires, all references in each Option Agreement and, if applicable, in the Plan (as incorporated into such Option Agreement) (i) to the "Corporation" shall mean Cisco, (ii) to "Option Shares" shall mean shares of Cisco Stock, (iii) to "Common Stock" shall mean shares of Cisco Stock, (iv) to the "Board" shall mean the Board of Directors of Cisco and (v) to the "Plan Administrator" shall mean the Compensation Committee of the Cisco Board of Directors.

               (b) The grant date and the expiration date of each assumed Netiverse Option and all other provisions which govern either the exercise or the termination of the assumed Netiverse Option shall remain the same as set forth in the Option Agreement applicable to that option, and the provisions of the Plan and the Option Agreement shall accordingly govern and control Optionee's rights to purchase Cisco Stock under the assumed Netiverse Option.

               (c) Pursuant to the terms of the Option Agreement, none of your options assumed by Cisco in connection with the transaction will vest on an accelerated basis upon the consummation of the Merger. Each Netiverse Option shall be assumed by Cisco as of the Effective Time. Each such assumed Netiverse Option shall thereafter continue to vest for any unvested shares of Cisco


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Stock subject to that option in accordance with the same installment vesting schedule in effect under the applicable Option Agreement immediately prior to the Effective Time; provided, however, that the number of shares subject to each such installment shall be adjusted to reflect the Exchange Ratio.

               (d) For purposes of applying any and all provisions of the Option Agreement and/or the Plan relating to Optionee's status as an employee or a consultant of Netiverse, Optionee shall be deemed to continue in such status as an employee or a consultant for so long as Optionee renders services as an employee or a consultant to Cisco or any present or future Cisco subsidiary. Accordingly, the provisions of the Option Agreement governing the termination of the assumed Netiverse Options shall hereafter be applied on the basis of Optionee's cessation of employee or consultant status with Cisco and its subsidiaries, and each assumed Netiverse Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of service as an employee or a consultant of Cisco and its subsidiaries.

               (e) The adjusted exercise price payable for the Cisco Stock subject to each assumed Netiverse Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Cisco Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as Netiverse Stock prior to the Merger shall be taken into account.

               (f) In order to exercise each assumed Netiverse Option, Optionee must deliver to Cisco a written notice of exercise in which the number of shares of Cisco Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Cisco Stock and should be delivered to Cisco at the following address:

               Cisco Systems, Inc.
               170 West Tasman Drive
               MS 11-3
               San Jose, CA 95134
               Attention:  Stock Administration

          4. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.


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          IN WITNESS WHEREOF, Cisco Systems, Inc. has caused this Stock Option
Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the 4th day of August, 2000.




                                            CISCO SYSTEMS, INC.

                                            By:  /s/ LARRY R. CARTER
                                               ------------------------
                                                   Larry R. Carter
                                                   Corporate Secretary




                                 ACKNOWLEDGMENT


          The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Netiverse Options hereby assumed by Cisco are as set forth in the Option Agreement, the Plan, as applicable, and such Stock Option Assumption Agreement.


                                        ---------------------------------------
                                        <<FIRST_NAME>> <<LAST_NAME>>, OPTIONEE



DATED: __________________, 2000


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